Exhibit 10.11

MOTOROLA MOBILITY HOLDINGS, INC.

GLOBAL AWARD AGREEMENT

For the

Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan

Terms and Conditions Related to Non-Qualified Employee Stock Options

Participant:	Date of Expiration:

Commerce ID#:	Number of Options:

Date of Grant:	Exercise Price:

Motorola Mobility Holdings, Inc. (“the Company”) is pleased to grant you options to purchase shares of the Company’s Common Stock (“Shares”) under the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan (the “Plan”). The number of options (“Options”) awarded to you and the Exercise Price per Option, which is no less than the Fair Market Value on the Date of Grant, are stated above. Each Option entitles you to purchase one Share on the terms described below in this Award Agreement including any appendix hereto (the “Appendix”; the Agreement and the Appendix, collectively, the “Award Agreement”), and in the Plan.

Vesting Schedule

[Vesting schedule to be determined at the time of grant]

1.	Vesting and Exercisability

You cannot exercise the Options until they have vested.

a.	Regular Vesting – The Options will vest in accordance with the above schedule (subject to the other terms hereof).

b.	Special Vesting – You may be subject to the Special Vesting Dates described below if your employment or service with the Company or an Affiliate terminates.

c.	Exercisability – You may exercise Options at any time after they vest and before they expire as described below.

2.	Expiration

All Options expire on the earlier of (a) the Date of Expiration as stated above or (b) any of the Special Expiration Dates described below. As an administrative matter, the vested portion of the Options may be exercised only until the close of the NYSE on the Expiration Date or, as applicable the Special Expiration Date, or, if such date is not a trading day on the NYSE, the last trading day before such date. Any later attempt to exercise the Options will not be honored as once an Option expires, you no longer have the right to exercise it.

3.	Special Vesting Dates and Special Expiration Dates

There are events that cause your Options to vest sooner than the Regular Vesting schedule discussed above or to expire sooner than the Date of Expiration as stated above. Those events are as follows:

a.

Disability – If your employment or service with the Company or an Affiliate is terminated because of your Disability, Options that are not vested will automatically become fully vested upon your termination of

Exhibit 10.11

employment or service. All your Options will then expire on the earlier of the first anniversary of your termination of employment or service because of your Disability or the Date of Expiration stated above. Until that time, the Options will be exercisable by you or, with evidence acceptable to the Company, your guardian or legal representative.

b.

Death – If your employment or service with the Company or an Affiliate is terminated because of your death, Options that are not vested will automatically become fully vested upon your death. All your Options will then expire on the earlier of the first anniversary of your death or the Date of Expiration stated above. Until that time, with written proof of death and inheritance, the Options will be exercisable by your legal representative, legatees or distributees.

c.

Change In Control – If you are not an appointed Assistant Vice President or elected officer of the Company and a “Change in Control” of the Company occurs, if the successor or survivor corporation does not convert, assume or replace these Options, then: (i) all of your unvested Options will be fully vested immediately prior to the Change in Control and (ii) following such Change in Control, all of your Options not exercised as of the Change in Control shall terminate and cease to be outstanding. Further, with respect to any Options that are converted, assumed or replaced as described in the preceding paragraph, such converted, assumed or replaced options shall provide that they will be fully vested and exercisable until the Date of Expiration set forth above if you are involuntarily terminated for a reason other than “Cause” (as defined in Section 6 below) within 12 months of the Change in Control. If you are an appointed Assistant Vice President or elected officer of the Company, the treatment of the Options in the event of a Change in Control of the Company shall be determined as set forth in your Stock Option Consideration Agreement.

d.

Termination of Employment or Service Because of Serious Misconduct – If the Company or an Affiliate terminates your employment or service because of Serious Misconduct (as defined in Section 6 below) all of your Options (vested and unvested) expire upon your termination, unless prohibited under applicable law.

e.

Change in Employment in Connection with a Divestiture – If you accept employment with another company in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of the Company or an Affiliate, or if you remain employed by an Affiliate that is sold or whose shares are distributed to the Company stockholders in a spin-off or similar transaction (a “Divestiture”), and the Options are not assumed by your successor employer, or a parent or subsidiary thereof or replaced with an award at least comparable to these Options all of your unvested Options will vest on a pro rata basis in an amount equal to (a)(i) the total number of Options subject to this Award, multiplied by (ii) a fraction, the numerator of which is the number of your completed full months of service from the Date of Grant to your date of Divestiture and the denominator of which is the number of full months during the entire vesting period, minus (b) any Options that vested prior to the date of Divestiture. All of your vested but not yet exercised Options will expire on the earlier of (i) 90 days after such Divestiture or (ii) the Date of Expiration stated above. Any Options remaining unvested at the date of such Divestiture shall expire at that time.

f.

Layoff – If your employment or service is terminated as a result of your Layoff (as defined in Section 6 below), all of your unvested Options will vest on a pro rata basis in an amount equal to (a)(i) the total number of Options subject to this Award, multiplied by (ii) a fraction, the numerator of which is the number of your completed full months of service from the Date of Grant to the date of your termination and the denominator of which is the number of full months during the entire vesting period, minus (b) any Options that vested prior to the date of termination. All of your vested but not yet exercised Options will expire on the earlier of (i) 90 days after your termination of employment or (ii) the Date of Expiration stated above. Any Options remaining unvested at the date of your termination of employment or service will automatically expire at that time.

Exhibit 10.11

g.

Termination of Employment or Service for any Other Reason than Described Above – If your employment or service with the Company or an Affiliate terminates for any reason other than that described above, including voluntary resignation of your employment or service, all of your unvested Options will automatically expire upon termination of your employment or service and all of your vested but not yet exercised Options will expire on the earlier of (i) the date 90 days after the date of termination of your employment or service or (ii) the Date of Expiration stated above.

4.	Leave of Absence/Temporary Layoff

If you take a leave of absence from the Company or an Affiliate that your employer has approved in writing in accordance with your employer’s Leave of Absence Policy and from which you have a right to return to work, as determined by the Company (“Leave of Absence”), or you are placed on Temporary Layoff (as defined in Section 6 below) by the Company or an Affiliate the following will apply:

a.	Vesting of Options – Options will continue to vest in accordance with the vesting schedule set forth above.

b.	Exercising Options – You may exercise Options that are vested or that vest during the Leave of Absence or Temporary Layoff.

c.

Effect of Termination of Employment or Service – If your employment or service is terminated during the Leave of Absence or Temporary Layoff, the treatment of your Options will be determined as described under “Special Vesting Dates and Special Expiration Dates” above.

5.	Other Terms

a.

Method of Exercising – You must follow the procedures for exercising options established by the Company from time to time. At the time of exercise, you must pay the Exercise Price for all of the Options being exercised and any applicable Tax-Related Items (as defined below) that are required to be withheld by the Company or an Affiliate in connection with the exercise. Options may not be exercised for less than 50 Shares unless the number of Shares represented by the vested portion of the Option is less than 50 Shares, in which case the Option must be exercised for the full number of whole Shares then subject to the vested portion of the Option.

b.	Transferability – Unless the Committee provides, Options are not transferable other than by will or the laws of descent and distribution.

c.

Tax Withholding – Regardless of any action that the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, without limitation, the grant, vesting, or exercise of the Options, the issuance of Shares upon exercise of the Options, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Furthermore, if you become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant tax withholding event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant tax withholding event, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you may satisfy any obligation for Tax-Related Items by electing to have the plan administrator retain Shares to be issued upon

Exhibit 10.11

exercise of the Option having a fair market value on the date of exercise equal to the minimum amount to be withheld. In the absence of your election, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related items by one or a combination of the following:

(i)	withholding from any wages or other cash compensation paid to you by the Company and/or the Employer; or

(ii)

withholding from proceeds of the sale of Shares acquired upon exercise of the Options, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization).

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, you are deemed, for tax purposes, to have been issued the full number of Shares subject to the exercised Options, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

6.	Definition of Terms

Any capitalized terms used herein that are not otherwise defined below or elsewhere in this Award Agreement shall have the meaning provided under the Plan.

“Cause” means, with respect to any Participant, (a) your conviction of any criminal violation involving dishonesty, fraud or breach of trust or (b) your willful engagement in gross misconduct in the performance of your duties that materially injures the Company or an Affiliate.

“Confidential Information” means information concerning the Company and its business that is not generally known outside the Company, and includes (a) trade secrets; (b) intellectual property; (c) the Company’s methods of operation and Company processes; (d) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (e) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (f) Company personnel data; (g) Company business plans, marketing plans, financial data and projections; and (h) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its Affiliates is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented.

“Layoff” means a layoff or redundancy in the context of a reduction in force or restructuring that is communicated as being for a period of indefinite duration and exceeding twelve months.

“Serious Misconduct” means any misconduct identified as a ground for termination in the Company’s Code of Business Conduct, or the human resources policies, or other written policies or procedures.

“Temporary Layoff” means a layoff or redundancy that is communicated as being for a period of up to twelve months and as including a right to recall under defined circumstances.

Exhibit 10.11

7.	Consent to Transfer Personal Data

By accepting the Options, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data, in electronic or other form, as described in this Award Agreement. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. The Company, its Affiliates and your Employer hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, salary grade, hire date, nationality, job title, any shares of stock held in the Company, or details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the exclusive purpose of implementing, administering, and managing the Plan (“Data”). The Company and/or its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States and the recipients’ country may have different data privacy laws and protections from your country. You authorize the Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan. You may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative or the Company. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing, in any case without cost, by contacting your local human resources representative or the Company; however, withdrawing your consent may affect your ability to participate in the Plan.

8.	Acknowledgement of Discretionary Nature of the Plan; No Vested Rights

By accepting the Options, you acknowledge, understand, and agree that: (a) the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time; (b) the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future option grants, or benefits in lieu of Options, even if options have been granted repeatedly in the past; (c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company; (d) your acceptance of the Options and participation under the Plan is voluntary; (e) your participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment at any time; (f) the Option and your participation in the Plan shall not be interpreted to form an employment contract or relationship with the Company or any Affiliate; and (g) no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of the Options and/or shortening of the period within which to exercise any vested portion of the Options resulting from termination of your employment by the Company or the Employer (for any reason whatsoever and regardless of whether in breach of local labor laws) and, in consideration of the grant of the Options, to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or the Employer, waive your ability, if any, to bring any such claim, and release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim.

9.	No Relation to Other Benefits/Termination Indemnities

You acknowledge that you have entered into employment with the Company or an Affiliate upon terms that did not include the Options or similar awards, that your decision to continue employment is not dependent on an expectation of the Options or similar awards, and that any amount received pursuant to the Options is considered an amount in addition to that which you expect to be paid for the performance of your services. Thus, the Options and the Shares subject to the Options are not part of normal or expected compensation or salary for any purpose,

Exhibit 10.11

including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary. Further, the Options and the Shares subject to the Options are not intended to replace any pension rights. In the event the Company is not the Employer, the Options and the Shares subject to the Options are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, which are outside the scope of your employment contract, if any and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate.

10.	No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the Shares underlying the Options. You should note that the future value of the Shares underlying the Options is unknown. If the Shares do not increase in value, the Options will have no value and if you obtain Shares upon exercise of the Options, the value of those Shares may increase or decrease, including below the Exercise Price. You are hereby advised to consult with your own personal tax, legal, and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

11.	Agreement Following Termination of Employment

As a further condition of accepting the Options, you acknowledge and agree that for a period of one year following your termination of employment or service, you will not hire, recruit, solicit or induce, or cause, allow, permit or aid others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company or an Affiliate who possesses Confidential Information of the Company or an Affiliate to terminate his/her employment with the Company or an Affiliate and/or to seek employment with your new or prospective employer, or any other company.

You agree that upon your termination of employment or service with the Company or an Affiliate, and for a period of one year thereafter, you will immediately inform the Company of (a) the identity of your new employer (or the nature of any start-up business or self-employment), (b) your new title, and (c) your job duties and responsibilities. You hereby authorize the Company or an Affiliate to provide a copy of this Award Agreement to your new employer. You further agree to provide information to the Company or an Affiliate as may from time to time be requested in order to determine your compliance with the terms hereof.

12.	Substitute Stock Appreciation Right

The Company reserves the right to substitute a Stock Appreciation Right for your Option in the event certain changes are made in the accounting treatment of stock options. Any substitute Stock Appreciation Right shall be applicable to the same number of Shares as your Option and shall have the same Date of Expiration, Exercise Price, and other terms and conditions.

13.	Language

If you receive this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

14.	Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Exhibit 10.11

15.	Appendix

Notwithstanding any provisions in this Award Agreement, the Options shall be subject to any special terms and conditions for your State and/or country set forth in the Appendix. Moreover, if you relocate to a State and/or country included in the Appendix, the special terms and conditions for such State or country shall apply to you, to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

16.	Imposition of Other Requirements

The Company reserves the right to impose other requirements on your participation in the Plan, on the Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

17.	Severability

The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.

18.	Governing Law and Choice of Venue

This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware U.S.A., without regard to the provisions governing conflict of laws. Any and all disputes relating to, concerning or arising from this Award Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Award or this Award Agreement, shall be brought and heard exclusively in the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute; and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

19.	Acceptance of Terms and Conditions

By accepting the Options, you agree to be bound by the terms and conditions of the Award Agreement, the Plan, any and all rules and regulations established by the Company in connection with Awards issued under the Plan, and any additional covenants or promises the Company may require as a condition of the grant.

20.	Other Information about Your Options and the Plan

You can find other information about your Options, the Plan and Prospectus of the Plan on the Company’s website http://my.mot-mobility.com/go/EquityAwards. If you do not have access to the website, please send your request to Equity Administration at, 6450 Sequence Drive, San Diego, CA 92121 or email: EQUITYADMIN@Motorola.com to request Plan documents.

Exhibit 10.11

APPENDIX

MOTOROLA MOBILITY HOLDINGS, INC.

GLOBAL AWARD AGREEMENT

For the

Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan

Terms and Conditions Related to Employee Stock Options

The additional terms and conditions set forth below are specifically incorporated into the Employee Stock Option Award Agreement (together, the Agreement and this Appendix are referred to herein as the “Award Agreement”). These terms and conditions govern the Options granted to you under the Plan if you are employed in or, if applicable, are a taxpayer in one of the States or countries listed below. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Employee Stock Option Agreement.

Due to the complexities of legal, regulatory and tax issues, you are advised to seek appropriate professional advice as to how the relevant laws in your State and/or country may apply to your individual situation. Further, if you are a citizen of a country or resident of a country or State other than that in which you are currently working, transfer employment to another State or country after the Options are granted, or are considered a citizen of another country or resident of another country or State for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.

CALIFORNIA, U.S.

Agreement Following Termination of Employment. Only to the extent required by applicable law, Section 11 of the Award Agreement is amended to read in full as follows:

As a further condition of accepting the Options, you acknowledge and agree that for a period of one year following your termination of employment or service, you will not recruit, solicit or induce, or cause, aid others to recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company or an Affiliate who possesses Confidential Information of the Company or an Affiliate to terminate his/her employment with the Company or an Affiliate and/or to seek employment with your new or prospective employer, or any other company.

You agree that upon your termination of employment or service with the Company or an Affiliate, and for a period of one year thereafter, you will immediately inform the Company of (a) the identity of your new employer (or the nature of any start-up business or self-employment), (b) your new title, and (c) your job duties and responsibilities. You hereby authorize the Company or an Affiliate to provide a copy of this Award Agreement to your new employer. You further agree to provide information to the Company or an Affiliate as may from time to time be requested in order to determine your compliance with the terms hereof.

Stock Option Consideration Agreement. If you have been required to execute a Stock Option Consideration Agreement (“SOCA”) in connection with the grant of the Options, the provisions of Sections 3, 4 and 5 of the SOCA shall not apply to the extent required by applicable law. Further, to the extent necessary under applicable law, Section 2 of the SOCA is amended to read in full as follows:

I agree that during my employment and for a period of one year following termination of my employment for any reason, I will not recruit, solicit or induce, or cause, aid others to recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company who possesses Confidential Information of the Company to terminate his/her employment with the Company and/or to seek employment with my new or prospective employer, or any other company.

Exhibit 10.11

ARGENTINA

There are no country-specific provisions.

AUSTRIA

There are no country-specific provisions.

BRAZIL

There are no country-specific provisions.

CANADA

Manner of Exercising Option. Due to Canadian tax law, you are prohibited from tendering Shares that you already own or attesting to the ownership of Shares to pay the Exercise Price or any Tax-Related Items in connection with the Options.

The following terms and conditions are applicable to residents of Quebec:

Data Privacy Notice and Consent. This provision supplements Section 7 of the Award Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, its Affiliates and the plan administrator to disclose and discuss the Plan with their respective advisors. You further authorize the Company and its Affiliates to record such information and to keep such information in your employee file.

CHILE

There are no country-specific provisions.

CHINA

Cashless Exercise Restriction. Notwithstanding any terms or conditions of the Plan to the contrary, you will be restricted to the cashless sell-all method of exercise with respect to Options granted to you under the Plan. To complete a cashless sell-all exercise, you understand that you must instruct the broker to: (a) sell all of the Shares issued upon exercise of the Options; (b) use the proceeds to pay the Exercise Price and any applicable brokerage and/or transaction fees or other exercise costs; and (c) remit the balance to you in cash. The Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercise or cashless sell-to-cover exercise.

Exchange Control Restrictions. If you are a national of the People’s Republic of China (“PRC”), as a condition to the grant of the Options, you agree to repatriate all payments attributable to the Options acquired under the Plan, including all proceeds from the immediate sale of Shares acquired upon exercise of the Options, in accordance with your local foreign exchange rules and regulations. You understand that such repatriation will need to be effected through a special exchange control account established by the Company or one of its Affiliates in China. Further, you understand and agree that, unless otherwise provided by the Company, the repatriated proceeds will be delivered to you in U.S. dollars and you will be required to set up a U.S. dollar bank account in China in order to receive such proceeds. In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local foreign exchange rules and regulations.

Exhibit 10.11

In the event that the proceeds from the cashless exercise of the Options are converted to local currency, you acknowledge that the Company (including its Affiliates) is under no obligation to secure any particular currency conversion rate and may face delays in converting the proceeds to local currency due to exchange control restrictions in the PRC. You agree to bear the risk of any fluctuation in the U.S. dollar/local currency exchange rate between the date the Options are exercised and the date that you receive cash proceeds converted to local currency.

COLOMBIA

There are no country-specific provisions.

CZECH REPUBLIC

There are no country-specific provisions.

ECUADOR

There are no country-specific provisions.

FRANCE

There are no country-specific provisions.

GERMANY

There are no country-specific provisions.

GREECE

There are no country-specific provisions.

HONG KONG

Securities Law Notice. The Options and Shares issued upon exercise of the Options do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company and its Affiliates. The Award Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with, and are not intended to constitute a “prospectus” for a public offering of securities under, the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Options are intended only for the personal use of each eligible employee of the Employer, the Company or any Affiliate, and may not be distributed to any other person. If you are in any doubt about any of the contents of the Award Agreement, including this Appendix, or the Plan, you are advised to obtain independent professional advice.

Exercise of Options and Sale of Shares. This provision supplements Section 3 of the Award Agreement:

In the event your Options vest within six months of the Date of Grant, you agree that you will not exercise the Options and sell the Shares acquired prior to the six-month anniversary of the Date of Grant.

INDIA

Cashless Exercise Restriction. Notwithstanding any terms or conditions of the Plan to the contrary, you will be restricted to the cashless sell-all method of exercise with respect to Options granted to you under the Plan. To complete a cashless sell-all exercise, you understand that you must instruct the broker to: (a) sell all of the Shares issued upon exercise of the Options; (b) use the proceeds to pay the Exercise Price and any applicable brokerage and/or transaction fees or other exercise costs; and (c) remit the balance to you in cash. The Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercise or cashless sell-to-cover exercise.

Exhibit 10.11

INDONESIA

Cashless Exercise Restriction. Notwithstanding any terms or conditions of the Plan to the contrary, you will be restricted to the cashless sell-all method of exercise with respect to Options granted to you under the Plan. To complete a cashless sell-all exercise, you understand that you must instruct the broker to: (a) sell all of the Shares issued upon exercise of the Options; (b) use the proceeds to pay the Exercise Price and any applicable brokerage and/or transaction fees or other exercise costs; and (c) remit the balance to you in cash. The Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercise or cashless sell-to-cover exercise.

ISRAEL

Trust Arrangement. You understand and agree that the Option is offered subject to and in accordance with the terms of the Plan and the Israeli Sub-Plan to the 2011 Incentive Compensation Plan. Upon exercise, the Shares shall be controlled by the trustee appointed by the Company or its Affiliate in Israel (the “Trustee”) for your benefit for at least such period of time as required by Section 102 of the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended (the “Ordinance”) (with respect to the “capital gain route”) or by the Israeli Tax Authority (the “Lock-Up Period”). In the event that bonus Shares or dividends in the form of additional Options or Shares are issued with respect to the Shares held with the Trustee, or as a result of an adjustment made pursuant to Section 12 of the Plan, such Options or Shares shall be controlled by the Trustee for your benefit and the provisions of Section 102 of the Ordinance and the Income Tax (Tax Abatement on the Grant of Shares to Employees) Regulations 2003 shall apply to such Options or Shares for all purposes. At any time, you may request the sale of the Shares or the release of the Shares from the Trustee, subject to the terms of the Plan, this Award Agreement and any applicable law. Without derogating from the aforementioned, if the Shares are released by the Trustee during the Lock-Up Period, the sanctions under Section 102 of the Ordinance shall apply to and be borne by you. The Shares shall not be sold or released from the control of the Trustee unless the Company, the Employer and the Trustee are satisfied that the full amount of Tax-Related Items due have been paid or will be paid in relation thereto.

Security Law Notice. An exemption from filing a prospectus in relation to the Plan has been granted to the Company by the Israeli Securities Authority. Copies of the Plan and the Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission are available at your local human resources department.

ITALY

Cashless Exercise Restriction. Notwithstanding any terms or conditions of the Plan to the contrary, you will be restricted to the cashless sell-all method of exercise with respect to Options granted to you under the Plan. To complete a cashless sell-all exercise, you understand that you must instruct the broker to: (a) sell all of the Shares issued upon exercise of the Options; (b) use the proceeds to pay the Exercise Price and any applicable brokerage and/or transaction fees or other exercise costs; and (c) remit the balance to you in cash. The Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercise or cashless sell-to-cover exercise.

Data Privacy Notice and Consent. This provision replaces Section 7 of the Award Agreement:

You understand that the Employer, the Company and any Affiliate may hold certain personal information about you, including, without limitation, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any directorships held in the Company or any Affiliate, any Shares owned, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of implementing, managing, and administering the Plan (the “Data”) and in compliance with applicable laws and regulations.

Exhibit 10.11

You also understand that providing the Company with the Data is necessary for the performance of this Award Agreement and that your refusal to provide the Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is Motorola Mobility Holdings, Inc., with registered offices at 600 North US Highway 45, Libertyville, Illinois 60048, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Motorola Mobility Italia S.r.l. with registered address at Via Muzio Attendolo Detto Sforza, 13, Milan, Italy.

You understand that the Data will not be publicized, but it may be transferred to the plan administrator or any other financial institution or broker involved in the management and administration of the Plan. You further understand that the Company and/or any Affiliate will transfer the Data amongst themselves as necessary for the purpose of implementing, administering, and managing your participation in the Plan, and that the Company and/or any Affiliate may each further transfer the Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain, and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that these recipients may be located in or outside the European Economic Area, and may be located in the United States or elsewhere and in locations that might not provide the same level of protection as intended under Italian data privacy laws. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete the Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

You understand that the processing of the Data in connection with the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, including without limitation Legislative Decree no. 196/2003.

The processing activity, including communication of the Data or transfer of the Data abroad (including outside of the European Economic Area), as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to access, delete, update, correct, or stop, for legitimate reason, the processing of the Data. Furthermore, you are aware that the Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.

Plan Document Acknowledgment. In accepting the grant of the Options, you acknowledge that you have received a copy of the Plan and the Award Agreement, including this Appendix and have reviewed the Plan and the Award Agreement (including this Appendix) in their entirety and fully understand and accept all provisions of the Plan and the Award Agreement (including this Appendix).

You further acknowledge that you have read and specifically and expressly approves the following sections of the Award Agreement: Section 1 regarding “Vesting and Exercisability;” Section 2 regarding “Expiration;” Section 3 regarding “Special Vesting Dates and Special Expiration Dates;” Section 5 regarding “Other Terms;” Section 8 regarding “Acknowledgement of Discretionary Nature of Plan; No Vested Rights;” Section 9 regarding “No relation to Other Benefits/Termination Indemnities;” Section 11 regarding “Agreement Following Termination of Employment;” Section 13 regarding “Language;” Section 18 regarding “Governing Law and Choice of Venue;” and the Data Privacy Notice and Consent provision included in this Appendix.

Exhibit 10.11

JAPAN

There are no country-specific provisions.

MEXICO

Labor Law Acknowledgment. This provision supplements Sections 12 and 13 of the Award Agreement:

By accepting the grant of the Options, you acknowledge that you understand and agree that: (a) the Options are not related to the salary and other contractual benefits provided to you by the Employer; and (b) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

Policy Statement. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability to you.

The Company, with registered offices at 600 North US Highway 45, Libertyville, Illinois 60048, United States of America, is solely responsible for the administration of the Plan and participation in the Plan or the acquisition of Shares does not, in any way, establish an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and your sole employer is Motorola Mobility de Mexico, S.A. de C.V. , nor does it establish any rights between you and the Employer.

Plan Document Acknowledgment. By accepting the grant of the Options, you acknowledge that you have received a copy of the Plan, have reviewed the Plan and the Award Agreement in their entirety and fully understand and accept all provisions of the Plan and the Award Agreement.

You further acknowledge having read and specifically and expressly approved the terms and conditions in Section 8 of the Award Agreement, in which the following is clearly described and established: (a) participation in the Plan does not constitute an acquired right; (b) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (c) participation in the Plan is voluntary; and (d) the Company and its Affiliates are not responsible for any decrease in the value of the Shares issued upon exercise of the Options.

Finally, you acknowledge that you do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and you therefore grant a full and broad release to the Employer and the Company (including its Affiliates) with respect to any claim that may arise under the Plan.

Spanish Translation

Reconocimiento de la Ley Laboral: Estas disposiciones complementan los apartados 12 y 13 del Convenio de Premio:

Al aceptar la adjudicación de las Opciones, usted reconoce y acepta que: (a) las Opciones no se encuentran relacionadas con su salario ni con otras prestaciones contractuales concedidas a usted por parte del patrón; y (b) cualquier modificación del Plan o su terminación no constituye un cambio o impedimento de los términos y condiciones de su empleo.

Declaración de la Política. La invitación que hace la Compañía bajo el Plan es unilateral y discrecional, por lo que la Compañía se reserva el derecho absoluto de modificar e interrumpir el mismo en cualquier tiempo, sin ninguna responsabilidad para usted.

La Compañía, con oficinas ubicadas en 600 North US Highway 45, Libertyville, Illinois 60048, United States of America, es la única responsable de la administración y participación en el Plan, así como de la adquisición de acciones, por lo que de ninguna manera podrá establecerse una relación de trabajo entre usted y la Compañía, ya que su participación en el Plan tiene una naturaleza comercial y su único patrón lo es Motorola Mobility de Mexico, S.A. de C.V.; la participación en el Plan tampoco genera ningún derecho entre el usted y el Patrón.

Exhibit 10.11

Reconocimiento de los documentos del Plan. Al aceptar el otorgamiento de las Opciones, usted reconoce que ha recibido una copia del Plan, que lo ha revisado junto con el Convenio de Premio, y que ha entendido y aceptado completamente las disposiciones contenidas en el Pan y en el Convenio de Premio.

Adicionalmente, al firmar el presente documento, reconoce que ha leído y aprobado de manera expresa y específica los términos y condiciones contenidos en el apartado 8 del Convenio de Premio, el cual claramente establece y describe: (a) que la participación en el Plan no constituye un derecho adquirido; (b)que el Plan y la participación en el mismo es ofrecida por la Compañía en forma totalmente discrecional; (c) la participación en el Plan es voluntaria; y (d) que la Compañía, así como sus Subsidiarias y Afiliadas no son responsables por cualquier detrimento en el valor de las acciones emitidas derivadas del ejercicio de las Opciones de Acciones.

Finalmente, usted acepta no reservarse ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y en consecuencia, otorga a su patrón el más amplio y completo finiquito que en derecho proceda, así como a la Compañía, a sus Subsidiarias y Afiliadas, respecto a cualquier demanda que pudiera originarse derivada del Plan.

NETHERLANDS

There are no country-specific provisions.

PERU

There are no country-specific provisions.

POLAND

There are no country-specific provisions.

PORTUGAL

There are no country-specific provisions.

PUERTO RICO

There are no country-specific provisions.

RUSSIA

Cashless Exercise Restriction. Notwithstanding any terms or conditions of the Plan to the contrary, you will be restricted to the cashless sell-all method of exercise with respect to Options granted to you under the Plan. To complete a cashless sell-all exercise, you understand that you must instruct the broker to: (a) sell all of the Shares issued upon exercise of the Options; (b) use the proceeds to pay the Exercise Price and any applicable brokerage and/or transaction fees or other exercise costs; and (c) remit the balance to you in cash. The Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercise or cashless sell-to-cover exercise.

Acceptance Procedures for Participants in Russia. Notwithstanding anything to the contrary in the Award Agreement, the grant of Options under the Plan will not become effective and will not become a binding obligation on the Company until you sign this document and return it to the Company’s contact identified below on or before 30 days from the date of your email notification of this substitution:

Katherine Blanque

Motorola Mobility France SAS

BP 94764

31047, Toulouse Cedex 1

France

Exhibit 10.11

If you do not sign this document and return it within the prescribed deadline, your Options will not become effective and you will be unable to acquire Shares in accordance with the terms and conditions of the Award Agreement.

Employee Signature:

Printed Employee Name:

Employee Commerce ID Number:

Date:

On behalf of Motorola Mobility Holdings, Inc.:

Printed Name:

Date Received:

Country of Receipt:

SINGAPORE

Director Notification Obligation. If you are a director, associate director or shadow director of the Company’s Singapore Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Affiliate in writing when you receive an interest (e.g., Options or Shares) in the Company or any Affiliate. In addition, you must notify the Company’s Singapore Affiliate when you sell Shares or shares of any Affiliate (including when you sell Shares issued upon exercise of the Options). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any Affiliate. In addition, a notification of your interests in the Company or any Affiliate must be made within two days of you becoming a director.

SOUTH AFRICA

Cashless Exercise Restriction. Notwithstanding any terms or conditions of the Plan to the contrary, you will be restricted to the cashless sell-all method of exercise with respect to Options granted to you under the Plan. To complete a cashless sell-all exercise, you understand that you must instruct the broker to: (a) sell all of the Shares issued upon exercise of the Options; (b) use the proceeds to pay the Exercise Price and any applicable brokerage and/or transaction fees or other exercise costs; and (c) remit the balance to you in cash. The Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercise or cashless sell-to-cover exercise.

Responsibility for Taxes. The following provision supplements Section 5(c) of the Award Agreement:

By accepting the Options, you agree that, immediately upon exercise of the Options, you will notify the Employer of the amount of any gain realized. If you fail to advise the Employer of the gain realized upon exercise, you may be liable for a fine. You will be solely responsible for paying any difference between the actual tax liability and the amount withheld by the Employer.

Exhibit 10.11

SOUTH KOREA

There are no country-specific provisions.

SPAIN

No Special Employment or Similar Rights. This provision supplements Sections 8 and 9 of the Award Agreement:

By accepting the grant of the Options, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan. You understand that the Company has unilaterally, gratuitously, and discretionarily decided to grant Options under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Affiliate, other than to the extent set forth in the Award Agreement. Consequently, you understand that the Options are granted on the assumption and condition that the Options and any Shares acquired upon exercise of the Options are not a part of any employment contract (either with the Company or any Affiliate) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation), or any other right whatsoever. Further, you understand that, other than as may be expressly set forth under the Award Agreement, you will not be entitled to continue vesting in any Options once your employment with the Company or any of its Affiliates ceases. In addition, you understand that the Options would not be granted but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Options shall be null and void.

The Options are a conditional right to Shares and may be forfeited or affected by your termination of employment, as set forth in the Award Agreement. If your employment or service with the Company or an Affiliate terminates for any reason other than those reasons expressly set forth in Sections 3(a) through (f) of the Award Agreement, including, without limitation, where (a) you are deemed to have been unfairly dismissed without good cause; (b) you terminate employment or service due to a change of work location, duties or any other employment or contractual condition; or (c) you terminate service due to the Company’s or any of its Affiliates’ unilateral breach of contract, all of your unvested Options will automatically expire upon termination of your employment or service and all of your vested but not yet exercised Options will expire on the earlier of (i) the date 90 days after the date of termination of your employment or service or (ii) the Date of Expiration.

SWEDEN

There are no country-specific provisions.

TAIWAN

There are no country-specific provisions.

TURKEY

Cashless Exercise Restriction. Notwithstanding any terms or conditions of the Plan to the contrary, you will be restricted to the cashless sell-all method of exercise with respect to Options granted to you under the Plan. To complete a cashless sell-all exercise, you understand that you must instruct the broker to: (a) sell all of the Shares issued upon exercise of the Options; (b) use the proceeds to pay the Exercise Price and any applicable brokerage and/or transaction fees or other exercise costs; and (c) remit the balance to you in cash. The Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercise or cashless sell-to-cover exercise.

UNITED ARAB EMIRATES

There are no country-specific provisions.

Exhibit 10.11

UNITED KINGDOM

Tax Withholding. This provision supplements Section 5(c) of the Award Agreement:

If payment or withholding of income taxes is not made within ninety (90) days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by you to the Employer, effective as of the Due Date. You agree that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it shall be immediately due and repayable, and the Company or the Employer may recover it at any time by any of the means set forth in Section 5(c) of the Award Agreement. Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you shall not be eligible for a loan from the Company to cover the income tax. In the event you are a director or executive officer of the Company and the income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax will constitute a benefit to you on which additional income tax and national insurance contributions (“NICs”) will be payable. You will be responsible for reporting and paying any income tax and NICs due on this additional benefit directly to HMRC under the self-assessment regime.

UNITED STATES

There are no country-specific provisions.

VENEZUELA

Cashless Exercise Restriction. Notwithstanding any terms or conditions of the Plan to the contrary, you will be restricted to the cashless sell-all method of exercise with respect to Options granted to you under the Plan. To complete a cashless sell-all exercise, you understand that you must instruct the broker to: (a) sell all of the Shares issued upon exercise of the Options; (b) use the proceeds to pay the Exercise Price and any applicable brokerage and/or transaction fees or other exercise costs; and (c) remit the balance to you in cash. The Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercise or cashless sell-to-cover exercise.

Exchange Control Acknowledgment. You acknowledge that, to ensure compliance with the applicable exchange control regulations in Venezuela, you are hereby advised to consult your personal advisor prior to exercising the Option or repatriating any proceeds of the sale of Shares to Venezuela, as such regulations are subject to frequent change and there may be restrictions with respect to such transactions as a result of amendments to the exchange control laws in 2010. You are solely responsible for ensuring compliance with all exchange control laws in Venezuela.